[VITRAN LOGO]

News Announcement

REMINDER:
Vitran management will conduct a conference call today, July 22nd at 11:00 a.m. (Eastern), to discuss the Company’s 2004 second quarter results. Conference call dial-in: 888/793-1728 Live Webcast: http://www.vcall.com/CEPage.asp?ID=88547

CONTACT:
Richard Gaetz, President/CEO	Robert Rinderman
Kevin Glass, VP Finance/CFO	Purdy Tran
Vitran Corporation Inc.	Jaffoni & Collins Incorporated
416/596-7664	212/835-8500 or VVN@jcir.com

FOR IMMEDIATE RELEASE

61% INCREASE IN NET INCOME HIGHLIGHTS A RECORD QUARTER FOR VITRAN

– 11th Consecutive Quarter of Improved Net Income –

TORONTO, ONTARIO (July 22, 2004) — Vitran Corporation Inc. (AMX: VVN, TSX: VTN), a North American transportation and logistics firm, today announced record quarterly results for the three-month period ended June 30, 2004. During the 2004 second quarter, Vitran achieved a 61% period-over-period increase in net income, earning $4.4 million, or $0.34 per diluted share ($0.36 per basic share), on revenues of $93.9 million, a 12% increase. In the comparable 2003 three-month period, Vitran had net income of $2.7 million, or $0.27 per diluted share ($0.29 per basic share) on revenues of $84.1 million (all figures reported in $U.S.). As previously disclosed, Vitran adopted the fair value method of expensing stock options. During the quarter, the Company recorded a $58,000 non-cash stock option expense.

Per share results for the second quarter are based on 12.3 million basic (12.8 million diluted) and 9.5 million basic (9.9 million diluted) weighted average shares outstanding during the 2004 and 2003 three-month periods, respectively. The increase in the year-over-year weighted average share count reflects the Company’s equity offering in December 2003.

“We were able to build on the momentum we established late in the first quarter at all operating segments and achieve record quarterly results. We lowered our consolidated operating ratio (OR) to 93.8% from 95.2% in the year-ago quarter, and achieved double-digit revenue growth and strong operating performances at all three of our business segments, resulting in Vitran’s 11th quarter in a row with a favorable net income comparison versus the same period in the prior year,” stated President and Chief Executive Officer Richard E. Gaetz.

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Vitran Q2 2004, 7/22/04	page 2 of 6

For the six-month period ended June 30, 2004, despite the impact of the CN strike on 2004 first quarter results, Vitran achieved a 46% increase in net income to $6.0 million, or $0.47 per diluted share ($0.50 per basic share), on revenues of $181.1 million. In the first half of 2003, the Company recorded net income of $4.1 million, or $0.42 per diluted share ($0.43 per basic share), on $161.6 million in revenues. Per share results for the first six months of 2004 are based on 12.2 million basic (12.7 million diluted) weighted average shares outstanding, compared to 9.5 million basic (9.9 million diluted) weighted average shares outstanding in the first half of 2003. The year-over-year difference in the share count is primarily a result of Vitran’s aforementioned December 2003 equity offering.

Segmented Results

Income from operations for Vitran’s LTL (less than truckload) segment during the 2004 second quarter increased 28% to $5.5 million, with approximately 10% revenue growth at both the Canadian and the U.S. divisions, compared to the 2003 second quarter. The consolidated LTL OR improved significantly — both sequentially and year-over-year — to 92.8% during the period, compared to 93.8% in the 2003 second quarter.

The Vitran Logistics and Truckload segments also achieved significantly improved profitability during the 2004 second quarter. The Truckload segment increased revenue 8% to $9.2 million, and posted income from operations of $0.5 million in 2004, compared to $0.2 million in the 2003 second quarter. Revenue and income from operations improvements were primarily driven by better yield management. The Logistics segment increased revenue 23% to $8.8 million, and recorded income from operations of $0.4 million for the 2004 second quarter, compared to $0.2 million in the 2003 three-month period. A new distribution centre in the Toronto region commenced operations during the quarter, contributing to the improvement at the Logistics segment.

Mr. Gaetz concluded, “Our balance sheet is healthier than it has ever been, as we have lowered long-term debt an additional 15% this year, while maintaining a strong cash position. We remain committed to our acquisition strategy to further expand Vitran’s North American freight distribution network, and continue to adhere to our disciplined acquisition criteria when identifying potential targets.”

Guidance

Based on the results from the first half of 2004, Vitran management is increasing its full year EPS guidance range to $1.05 to $1.12 per diluted share from a range of $0.98 to $1.05 per diluted share.

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Vitran Q2 2004, 7/22/04	page 3 of 6

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (AMX: VVN, TSX: VTN), visit the website at www.vitran.com.

Information in this news announcement relating to projected growth, improvements in productivity and future results constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to economic factors, demand for the Company’s services, fuel price fluctuations, the availability of employee drivers and independent contractors, risks associated with geographic expansion, capital requirements, claims exposure and insurance costs, competition and environmental hazards. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

(tables follow)

Vitran Corporation Inc.

Consolidated Balance Sheets
(in thousands of United States dollars)

	June 30, 2004	Dec. 31, 2003
	(unaudited)
Assets
Current assets:
Cash	$7,961	$12,417
Marketable securities	26,533	26,996
Accounts receivable	42,521	35,685
Inventory, deposits and prepaids	5,163	5,847
Future income tax assets	4,576	4,101

	86,754	85,046
Capital assets	34,978	35,102
Goodwill	44,708	44,865

	$166,440	$165,013

Liabilities and Shareholders’ Equity
Current liabilities:
Account payable and accrued liabilities	$33,562	$34,092
Income and other taxes payable	3,948	4,007
Current portion of long-term debt	8,674	8,313

	46,184	46,412
Long-term debt	13,591	17,931
Future income tax liabilities	3,060	2,715

Shareholders’ equity:
Capital Stock	60,257	59,358
Contributed surplus	58	—
Retained earnings	46,065	40,029
Cumulative translation adjustment	(2,774)	(1,432)

	103,605	97,955

	$166,440	$165,013

(Statements of Income follows)

Vitran Q2 2004, 7/22/04	page 4 of 6

VITRAN CORPORATION INC.

Statements Of Income
(unaudited)
(in thousands of United States dollars except for share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Revenues	$93,931	$84,135	$181,077	$161,600
Operating expenses	78,665	70,656	154,239	137,740
Selling, general and administrative expenses	8,201	8,042	16,364	14,975

	86,866	78,698	170,603	152,715

Income from operations before depreciation	7,065	5,437	10,474	8,889
Depreciation expense	1,232	1,364	2,540	2,733

Income from operations before undernoted	5,833	4,073	7,934	6,156
Interest expense, net	(37)	(354)	(80)	(807)
Gain (loss) on sale of capital assets	37	(140)	113	(100)

	—	(494)	33	(907)
Income from operations before income taxes	5,833	3,579	7,967	5,249
Income taxes	1,446	855	1,931	1,108

Net income	$4,387	$2,724	$6,036	$4,141

Earnings per share:
Basic	$0.36	$0.29	$0.50	$0.43

Diluted	$0.34	$0.27	$0.47	$0.42

Weighted average number of shares
Basic	12,266,703	9,511,133	12,190,998	9,533,202

Diluted	12,771,784	9,910,894	12,716,553	9,934,518

(Statement of Cash Flows follows)

Vitran Q2 2004, 7/22/04	page 5 of 6

VITRAN CORPORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands of United States dollars)

	Three months	Three months	Six months	Six months
	Ended	Ended	Ended	Ended
	Jun. 30, 2004	Jun. 30, 2003	Jun. 30, 2004	Jun. 30, 2003
Cash provided by (used in):
Operations:
Net income	$4,387	$2,724	$6,036	$4,141
Items not involving cash from operations
Depreciation and amortization	1,232	1,364	2,540	2,733
Future income taxes	(465)	(38)	(169)	(280)
Stock based compensation expense	58	—	58	—
Loss (gain) on sale of capital assets	(37)	140	(113)	100

	5,175	4,190	8,352	6,694
Change in non-cash working capital components	3,448	(1,745)	(6,741)	(4,006)

	8,623	2,445	1,611	2,688
Investments:
Purchase of capital assets	(1,443)	(310)	(3,078)	(1,592)
Proceeds on sale of capital assets	79	123	214	291
Purchase of marketable securities	(146)	—	(291)	—

	(1,510)	(187)	(3,155)	(1,301)
Financing:
Repayment of long-term debt	(2,168)	(2,411)	(3,977)	(3,549)
Issue of Class A Voting shares upon exercise of stock options	548	79	899	171
Repurchase of Class A Voting shares	—	(319)	—	(644)

	(1,620)	(2,651)	(3,078)	(4,022)
Effect of translation adjustment on cash	108	(448)	166	(705)

Increase (decrease) in cash position	5,601	(841)	(4,456)	(3,340)
Cash position, beginning of period	2,360	5,503	12,417	8,002

Cash position, end of period	$7,961	$4,662	$7,961	$4,662

Change in non-cash working capital components:
Accounts receivable	$(1,832)	$(1,342)	$(6,836)	$(7,094)
Inventory, deposits and prepaid expenses	690	713	684	1,054
Income and other taxes recoverable/payable	1,226	468	(59)	530
Accounts payable and accrued liabilities	3,364	(1,584)	(530)	1,503

	$3,448	$(1,745)	$(6,741)	$(4,006)

(additional financial information follows)

Vitran Q2 2004, 7/22/04	page 6 of 6

LTL Statistical Information – U.S. and CDN Divisions

For the quarter ended
June 30, 2004

	U.S. LTL	Q. over Q.		CDN LTL	Q. over Q.
($U.S.)	Division	% Change	($CDN)	Division	% Change
Revenue (000’s)	$44,538	9.8	Revenue (000's)	$42,608	10.3
No. of Shipments	393,170	4.0	No. of Shipments	234,423	8.8
Weight (000’s lbs)	559,469	9.9	Weight (000's lbs)	453,153	5.8
Revenue per shipment	$113.28	5.5	Revenue per shipment	$181.76	1.4
Revenue per CWT	$7.96	(0.1)	Revenue per CWT	$9.40	4.2

Supplementary Segmented Financial Information
(000’s of $U.S.)

For the quarter ended June 30, 2004	For the quarter ended June 30, 2003

		Inc. from				Inc. from
	Revenue	Operations	OR%		Revenue	Operations	OR%
LTL	75,958	5,490	92.8	LTL	68,495	4,279	93.8
LOG	8,768	442	95.0	LOG	7,124	192	97.3
TL	9,205	487	94.7	TL	8,516	238	97.2

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